EXHIBIT 99.1

Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-450 252/291-5507

NEWS RELEASE	For more information call

May 6, 2005	Timothy S. Price 252-291-5507

Standard Announces Extension of Tender Offer

for 8% Senior Notes Due 2012, Series B

WILSON, NC – Standard Commercial Corporation (STW-NYSE) announced today that, as part of its previously announced cash tender offer to purchase any and all of its outstanding $150.0 million aggregate principal amount of 8% Senior Notes due 2012, Series B (CUSIP #853258AF8) (the “Notes”), and solicitation of consents to proposed amendments to the indenture governing the Notes, it is extending the expiration date of the tender offer. The tender offer, which was to have expired at 12:01 a.m., New York City time, on May 10, 2005, will be extended to 12:01 a.m., New York City time, on May 11, 2005 (the “Expiration Time”), unless further extended by Standard. As a result of the extension of the Expiration Time and in accordance with the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, the Price Determination Date, which was to be 10 a.m., New York City time, on May 6, 2005, will be extended to 10 a.m., New York City time, on May 9, 2005.

As of 5:00 p.m. on May 5, 2005, Standard had received tenders and consents for approximately $143.7 million in aggregate principal amount of the Notes, representing approximately 95.8% of the outstanding aggregate principal amount of the Notes. The percentage of consents received for the Notes exceeds the requisite consents needed to amend the indenture governing the Notes. Notwithstanding Standard’s receipt of the requisite consents, holders of the Notes that tender their Notes after the consent payment deadline, while not entitled to a consent payment, may not tender their Notes without delivering their consents.

The tender offer and the consent solicitation have been undertaken as a part of the proposed merger of Standard with and into DIMON Incorporated. The tender offer is subject to the satisfaction of certain conditions, including DIMON having entered into arrangements satisfactory to it with respect to financing necessary to complete the tender offer, the consent solicitation and the merger between DIMON and Standard, the simultaneous closing of the merger and other customary conditions.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and the related Letter of Transmittal and Consent (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer.

Standard Commercial Corporation is the world’s third largest independent leaf tobacco merchant, with operations in more than 30 countries. For more information on Standard, visit Standard’s website at http://www.sccgroup.com.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. Standard’s actual results could vary materially from those expected due to many factors, many of which Standard cannot control. These include changes in the markets for financing necessary to consummate the merger, failure of either DIMON or Standard to satisfy conditions to the merger provided in the merger agreement, changes in demand for and supply of leaf tobacco and wool, weather and shipping schedules, changes in general economic conditions, political and terrorist risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard’s financial results can be found in Standard’s filings with the Securities and Exchange Commission, which are available at the SEC’s Internet site (http://www.sec.gov).

Interested parties may obtain a free copy of the joint proxy statement/prospectus related to the proposed merger, as well as other filings containing information about DIMON and Standard, without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Standard Commercial Corporation, 2201 Miller Road, P.O. Box 450, Wilson, North Carolina 27894-0450, Attention: Investor Relations, (252) 291 5507.

#        #        #